Exhibit 99.1
Shattuck Labs Reports Fourth Quarter and Full Year 2021 Financial Results and Recent Business Highlights
– Presented positive initial dose-escalation clinical data for SL-172154, including high target occupancy, dose-dependent immune activation, and unique safety profile in heavily pretreated cancer patients –
– Presented positive initial dose-escalation clinical data for SL-279252, including anti-tumor activity, high target occupancy, and dose-dependent immune activation in heavily pretreated cancer patients –
AUSTIN, TX and DURHAM, NC, March 15, 2022 – Shattuck Labs, Inc. (Shattuck) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided recent business highlights.
“We took a very important step in 2021 toward validating the Agonist Redirected Checkpoint (ARC) platform as a new class of biologic medicine, through sharing initial clinical data from our SL-172154 and SL-279252 programs at the 36th annual meeting of the Society for the Immunotherapy of Cancer. The observation of initial anti-tumor activity and dose-dependent activation of CD40 and OX40 are differentiating features of ARCs that bode well for the next stage of clinical development,” said Taylor Schreiber, M.D., Ph.D., and Chief Executive Officer of Shattuck. “With SL-172154, we are pleased with the safety profile, evidence of target saturation, and potent dose-dependent CD40 activation, which prompted our combination strategy aimed to demonstrate significant anti-tumor activity. Based on the clinical data to date and evolving development landscape, we believe SL-172154 could emerge as both a first-in-class and best-in-class CD47 inhibitor and CD40 agonist.”
Fourth Quarter 2021 Recent Business Highlights and Other Recent Developments
ARC Clinical-Stage and Preclinical Pipeline
SL-172154 (SIRPα-Fc-CD40L)
•Announced Initial Data from SL-172154 Phase 1 Dose-Escalation Clinical Trial in Platinum- Resistant Ovarian Cancer Demonstrating Favorable Safety Profile, High Target Occupancy, and Unique Pharmacodynamic Activity at the 36th Annual SITC Meeting: The Phase 1 trial is an open-label, multi-center, dose-escalation trial to evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamic effects of SL-172154 administered intravenously in patients with platinum- resistant ovarian cancer. Data reported at the 36th Annual SITC Meeting was in 15 evaluable patients, across four dose levels on two schedules: schedule 1 (day 1, 8, 15, 29, then every two weeks) at 0.1 and 0.3 mg/kg and schedule 2 (weekly) at 0.3, 1.0, and 3.0 mg/kg. SL-172154 was well tolerated through 3.0 mg/kg, and no dose-limiting toxicities were observed. Preferential binding to CD47 on leukocytes, compared to red blood cells, was observed and exceeded 80% of CD47 expressing leukocytes in most patients at doses of 1.0 and 3.0 mg/kg. Dose-dependent CD40 receptor occupancy was also observed, which approached 100% of CD40 expressing cells at the 3.0 mg/kg dose level and correlated with multiple signs of CD40 activation. Specifically, dose-dependent margination of CD40 expressing B cells and monocytes was observed following each infusion, and large increases in multiple serum cytokines, including IL-12, were also reported. Shattuck is continuing dose escalation to 10.0 mg/kg.
•Combination Trial with SL-172154 with Liposomal Doxorubicin Expected to Begin in 2022: A Phase 1B trial of SL-172154 in combination with liposomal doxorubicin to evaluate safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamics in patients with advanced, platinum-resistant ovarian cancer is expected to begin enrollment in 2022. Initial combination data from the trial are expected in the first half of 2023. Additional combination trials with SL-172154 in ovarian cancer and novel agents are currently being planned.

•Initiated Phase 1A/B Clinical Trial in AML and HR-MDS with SL-172154: Shattuck is conducting a Phase 1A/B clinical trial evaluating the safety, tolerability, pharmacokinetics, anti-tumor activity, and pharmacodynamic effects of SL-172154, as both monotherapy and in combination. In acute myeloid leukemia (AML), Shattuck plans to evaluate SL-172154 in combination with both azacitidine and venetoclax. In both HR-MDS and TP53 mutant AML, Shattuck plans to evaluate SL-172154 in combination with azacitidine. Initial data from the trial are expected in the first half of 2023.
•Closed Enrollment of Intratumorally Administered SL-172154 Phase 1 Clinical Trial in Squamous Cell Carcinoma of the Head and Neck or Skin to Focus on Intravenous Administration Strategy: Based on the totality of the safety and biomarker data collected to date in our ongoing Phase 1A clinical trial in ovarian cancer patients, we have decided to focus development of SL-172154 as an intravenously administered product candidate. As of February 24, 2022, Shattuck has closed enrollment of the Phase 1 clinical trial for SL-172154 in patients with squamous cell carcinoma of the head and neck (HNSCC) or skin (CSCC) to further focus all development of SL-172154 as an intravenously administered product candidate. Shattuck did not observe dose-limiting toxicities and did not reach a maximum tolerated dose in this trial. Data from the trial are expected in the first half of 2022. Shattuck may continue further development of HNSCC and/or CSCC in an intravenous administration trial of SL-172154 following selection of a recommended Phase 2 dose in Shattuck’s ovarian cancer trial.
SL-279252 (PD1-Fc-OX40L)
•Announced Initial Data from Ongoing SL-279252 Phase 1 Dose-Escalation Clinical Trial in Advanced Solid Tumors Demonstrating Evidence of Anti-Tumor Activity and Dose-Dependent Pharmacodynamic Activity at the 36th Annual SITC Meeting: The Phase 1 trial is an open-label, multi-center, dose-escalation study to evaluate the safety, tolerability, pharmacokinetics, anti-tumor activity and pharmacodynamic effects of SL-279252 in patients with advanced solid tumors and lymphoma. SL-279252 was well tolerated across a dose-range of 0.0001 mg/kg through 6.0 mg/kg, and dose-dependent margination of CD4+OX40+ T cells was the primary pharmacodynamic effect observed and had not plateaued through the 6.0 mg/kg dose level. Monotherapy anti-tumor activity was observed at doses of 1.0 mg/kg and higher, including a confirmed partial response in a PD-1 and CTLA-4 inhibitor experienced ocular melanoma patient who remained on therapy for over 12 months. Shattuck continues to dose patients, primarily selecting for patients with PD-L1 expressing tumors, at 12.0 mg/kg and plans to continue dose escalation to 24.0 mg/kg, to fully characterize pharmacokinetic, pharmacodynamic, and anti-tumor activity. Additional dose-escalation data from the trial are expected in the second half of 2022.
Preclinical
•Presented Continued Preclinical Development of SL-9258 at the TIGIT Therapies Digital Summit in December 2021: Preclinical data for SL-9258 (TIGIT-Fc-LIGHT), a dual TIGIT inhibitor and HVEM/LTβR agonist, were presented at the TIGIT Therapies Summit in December 2021. These data, from studies in a mouse model, provided preclinical evidence for anti-tumor activity of the murine equivalent of SL-9258 in PD-1 acquired resistant tumors and increased tumor rejection in comparison to TIGIT blocking antibodies.
Upcoming Events
•American Association for Cancer Research Annual Meeting (AACR), April 8-13
◦Poster presentation on the preclinical development of SL-9258
◦Poster presentation on the preclinical development of GADLEN compounds
•Shattuck plans to attend the following investor conferences. Details of the presentations and webcasts will be announced prior to the events.
◦21st Annual Needham Healthcare Conference, April 11-14
◦8th Annual Berenberg Conference USA 2022, May 23-25

Fourth Quarter 2021 Financial Results
•Cash Position: As of December 31, 2021, cash, cash equivalents and short-term investments were $268.8 million, as compared to $335.4 million as of December 31, 2020.
•Collaboration Revenue: Revenue for the fourth quarter of 2021, was $30.1 million, as compared to $1.3 million for the fourth quarter of 2020. Revenue for the year ended December 31, 2021 was $30.0 million, as compared to $9.9 million for the year ended December 31, 2020. The increase in revenue was due to the recognition of all remaining deferred revenue related to the Collaboration Agreement with Takeda Pharmaceuticals in the fourth quarter of 2021.
•Research and Development (R&D) Expenses: R&D expenses were $16.2 million for the fourth quarter of 2021, as compared to $9.8 million for the fourth quarter of 2020. R&D expenses for the year ended December 31, 2021 were $56.6 million, as compared to $37.5 million for the year ended December 31, 2020. This increase was primarily due to clinical development, personnel-related costs, and laboratory capabilities.
•General and Administrative (G&A) Expenses: G&A expenses were $4.6 million for the fourth quarter of 2021, as compared to $3.6 million for the fourth quarter of 2020. General and administrative expenses for the year ended December 31, 2021 were $18.7 million, as compared to $9.4 million for the year ended December 31, 2020. This increase was primarily due to personnel-related costs to support the operational expansion and costs associated with being a public company.
•Net Income/Loss: Net income was $7.8 million for the fourth quarter of 2021, or $0.19 per basic share and $0.18 per diluted share, as compared to a net loss of $12.0 million for the fourth quarter of 2020, or $0.31 per basic and diluted share. Net loss for the year ended December 31, 2021 was $45.0 million, or $1.07 per basic and diluted share, as compared to $36.6 million, or $2.36 per basic and diluted share, for the year ended December 31, 2020.
2022 Financial Guidance
Shattuck believes its cash, cash equivalents and short-term investments will be sufficient to fund its operations into the second half of 2024, which is beyond results from its Phase 1 clinical trials of SL-172154 and SL-279252. This cash runway guidance is based on the Company’s current operational plans and excludes any additional funding that may be received or business development or additional clinical development activities that may be undertaken.
About SL-172154
SL-172154 (SIRPα-Fc-CD40L) is an investigational ARC® fusion protein designed to simultaneously inhibit the CD47/SIRPα checkpoint interaction and activate the CD40 costimulatory receptor to bolster an anti-tumor immune response in patients with advanced cancer. Two Phase 1 clinical trials are ongoing, the first for patients with advanced and platinum-resistant ovarian cancer (NCT04406623) and the second for patients with AML and HR-MDS (NCT05275439).
About SL-279252
SL-279252 (PD1-Fc-OX40L) is an investigational ARC® fusion protein designed to simultaneously inhibit the PD-1/PD-L1 interaction and activate the OX40 receptor in patients with advanced cancers. A Phase 1 trial in patients with solid tumors and lymphoma is ongoing (NCT03894618).
About Shattuck Labs, Inc.
Shattuck Labs, Inc. (NASDAQ: STTK) is a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease, with multiple ongoing Phase 1 clinical trials. Compounds derived from Shattuck’s proprietary Agonist Redirected Checkpoint, ARC®, platform simultaneously inhibit checkpoint molecules and activate costimulatory molecules within a single therapeutic. The company’s SL-172154 (SIRPα-Fc-CD40L) program, which is designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway, is being evaluated in two Phase 1 trials. A second product candidate, SL-279252 (PD1-Fc-OX40L), is being evaluated in a Phase 1 trial in solid tumors or lymphomas. Additionally, the company is advancing a proprietary Gamma Delta T Cell Engager, GADLEN™, platform, which is designed to bridge gamma delta T cells to tumor antigens for the treatment of patients with cancer. Shattuck has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding plans for our preclinical studies, clinical trials and research and development programs, the anticipated timing of enrollment of those trials, the anticipated timing of the results from those studies and trials, anticipated timing for preclinical development updates, the potential for additional studies based on current trials and studies, the efficacy and safety of our product candidates, the potential clinical benefit of our product candidates, and expectations regarding the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While we believe these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”)), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include: the recent and ongoing COVID-19 pandemic; expectations regarding the initiation, progress, and expected results of our preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of our ongoing clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in our Annual Report on Form 10-K for the year ended December 31, 2021, to be filed on March 15, 2022 with the SEC. We claim the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.
Investor Contact:
Conor Richardson
Senior Director, Finance & Investor Relations
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com
Media Contact:
Stephanie Ascher
Managing Director
Stern Investor Relations, Inc.
Stephanie.ascher@sternir.com

FINANCIAL INFORMATION
SHATTUCK LABS, INC.
BALANCE SHEETS
(In thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$92,268	$157,898
Short-term investments	176,536	177,551
Prepaid expenses and other current assets	19,462	10,190
Total current assets	288,266	345,639
Property and equipment, net	9,938	3,000
Other assets	381	349
Total assets	$298,585	$348,988

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,012	$1,754
Accrued expenses	14,574	7,352
Deferred revenue - related party	—	7,728
Total current liabilities	24,586	16,834
Deferred rent	2,213	987
Deferred revenue - related party, net of current portion	—	21,306
Total liabilities	26,799	39,127
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	389,408	382,012
Accumulated other comprehensive loss	(560)	(63)
Accumulated deficit	(117,067)	(72,093)
Total stockholders’ equity	271,786	309,861
Total liabilities and stockholders’ equity	$298,585	$348,988

SHATTUCK LABS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2021	2020	2021	2020
Collaboration revenue - related party	$30,078	$1,342	$30,017	$9,934
Operating expenses:
Research and development	16,207	9,786	56,563	37,483
General and administrative	4,624	3,567	18,723	9,382
Expense from operations	20,831	13,353	75,286	46,865
Gain (loss) from operations	9,247	(12,011)	(45,269)	(36,931)

Other income (expense):
Interest income (expense)	(1,321)	75	625	549
Other	(79)	(77)	(330)	(221)
Total other income (expense)	(1,400)	(2)	295	328
Net income (loss)	$7,847	$(12,013)	$(44,974)	$(36,603)
Unrealized gain (loss) on investments	1,267	(52)	(497)	(117)
Comprehensive gain (loss)	$9,114	$(12,065)	$(45,471)	$(36,720)

Basic and Diluted Per Common Share Data:
Net earnings (loss) per share - basic	$0.19	$(0.31)	$(1.07)	$(2.36)
Weighted-average shares outstanding - basic	42,286,190	38,800,057	42,032,384	15,506,067
Net earnings (loss) per share - diluted	$0.18	$(0.31)	$(1.07)	$(2.36)
Weighted-average shares outstanding - diluted	44,734,866	38,800,057	42,032,384	15,506,067